NEWS RELEASE for February 10, 2011 at 8:00AM Eastern Time

Contacts:	Kerry McAnistan
Investor Relations Assistant
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER
 AND FISCAL YEAR 2010

Interest in first of its kind home-use PaloVia™ Skin Renewing Laser™ for the treatment of fine lines and wrinkles around the eyes exceeds expectations

BURLINGTON, MA (February 10, 2011)…Palomar Medical Technologies, Inc. (NASDAQ: PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the fourth quarter and year ended December 31, 2010.  Revenues for the quarter ended December 31, 2010 increased to $16.4 million, as compared to $16.3 million reported in the fourth quarter of 2009.  Product and service revenues were $14.3 million, a 2 percent increase over the $14.0 million reported in the fourth quarter of 2009.  Fourth quarter gross margin from product and service revenues was 61 percent, which was consistent with the fourth quarter of 2009.  Loss before income taxes for the fourth quarter ended December 31, 2010 was $2.4 million, which included a $0.6 million patent litigation expense and a $1.0 million non-cash stock-based compensation expense.  Loss before income taxes for the fourth quarter ended December 31, 2009 was $3.3 million, which included a $0.2 million patent litigation expense and a $4.5 million non-cash stock-based compensation expense.  Approximately $3.5 million of the fourth quarter 2009 non-cash stock-based compensation expense was a one-time expense related to the granting of restricted stock awards.  The Company reported net loss of $2.6 million, or $0.14 per share for the fourth quarter of 2010 and $8.5 million for the fourth quarter of 2009.  The balance sheet continues to be strong with $103.0 million in cash, cash equivalents, short-term investments, and marketable securities with no borrowings.

Revenues for the year ended December 31, 2010 increased to $63.7 million, as compared to $60.6 million reported in 2009.  Product and service revenues were $53.5 million, a 10 percent increase over the $48.8 million reported in 2009.  For the year ended December 31, 2010, gross margin from product and service revenues was 62 percent compared to 58 percent reported in 2009.  Loss before income taxes for the year ended December 31, 2010 was $8.5 million, which included a $3.5 million patent litigation expense and a $3.8 million non-cash stock-based compensation expense.  Loss before income taxes for the year ended December 31, 2009 was $6.0 million, which included a $0.8 million patent litigation expense and a $7.1 million non-cash stock-based compensation expense.  The Company reported net loss of $8.8 million, or $0.47 per share for the year ended December 31, 2010, and a net loss of $10.5 million, or $0.58 per share for the year ended December 31, 2009.

Chief Executive Officer Joseph P. Caruso commented, “We are pleased with the growth in product revenue this year as compared to last year.  Prices remained stable and gross margins are in excess of 60%.  We have seen an increase in interest for our products and are working toward a stronger presence internationally.  We believe our diversified portfolio of products and strong balance sheet perfectly positions the company for future growth as the economy begins to strengthen.”

Mr. Caruso continued, “In late December, we launched our first consumer product, the PaloVia Skin Renewing Laser.  The initial interest in this product and new category is much higher than we anticipated.  Our public relations efforts are paying off and exposure for our product and company continue to grow.  The initial orders of the PaloVia Skin Renewing Laser exceeded our projections and we are increasing our production capabilities to meet demand.  The consumer products category represents a new and exciting opportunity for us to engage the consumer directly and introduce our technology to the masses.  We believe direct access to the consumer provides us with a very large opportunity to establish Palomar in the multi-billion dollar beauty market.  It will also enhance our position in the professional physician’s market with a complementary product offering and help drive new patients to doctor’s offices.”

Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (877) 415-3181 or listen to the webcast in the About Palomar/Investors section of the Company’s website at www.palomarmedical.com. A webcast replay will also be available.

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About Palomar Medical Technologies Inc: Palomar designs, produces and sells the most advanced cosmetic lasers and intense pulsed light (IPL) systems to dramatically improve the appearance of women's and men's skin.  For over 15 years, Palomar has pioneered the science of using lasers and light to improve appearances. As the industry's technology leader, Palomar has invested in creating cosmetic laser and IPL systems that put real value in the hands of physicians and other professionals to benefit consumers.  Thousands of physicians worldwide trust and depend on Palomar technology to not only introduce new aesthetic treatments such as advanced laser hair removal, laser liposuction, skin resurfacing, acne, laser treatments for scars, wrinkle treatment, stretch marks (striae), and photofacials for pigmented and vascular lesions, but to also make them robust, faster, more powerful, and more comfortable for those being treated.  In June 2009, Palomar became the first company to receive a 510(k) over-the-counter (“OTC”) clearance from the FDA for a new, patented, home-use, laser device for the treatment of fine lines and wrinkles around the eyes (periorbital wrinkles). This OTC clearance allows the PaloVia™ Skin Renewing Laser™ to be marketed and sold directly to consumers without a prescription.

For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com for professional products or www.palovia.com for consumer products. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the About Palomar/Investors section of the website.

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including, but not limited to, statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2009 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary:

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Product revenues	$10,613,291	$10,194,506	$38,268,682	$34,134,000
Service revenues	3,736,119	3,826,777	15,248,418	14,710,850
Royalty revenues	1,453,902	859,008	5,898,229	4,891,047
Funded product development revenues	-	199,233	-	1,835,314
Other revenues	555,556	1,250,000	4,305,556	5,000,000
Total revenues	16,358,868	16,329,524	63,720,885	60,571,211

Costs and expenses:
Cost of product revenues	4,113,726	3,706,228	14,696,967	13,555,611
Cost of service revenues	1,514,836	1,694,787	5,835,275	7,112,067
Cost of royalty revenues	581,561	343,603	2,359,292	1,956,419
Research and development	4,137,054	4,554,221	15,457,745	14,679,500
Selling and marketing	5,604,927	5,872,403	20,013,369	19,337,135
General and administrative	2,970,256	3,688,146	14,549,822	11,254,199
Total costs and expenses	18,922,360	19,859,388	72,912,470	67,894,931

Loss from operations	(2,563,492)	(3,529,864)	(9,191,585)	(7,323,720)

Interest income	111,833	218,498	421,580	759,815
Other income	84,722	26,858	297,644	544,119

Loss before income taxes	(2,366,937)	(3,284,508)	(8,472,361)	(6,019,786)

Provision for income taxes	185,139	5,219,567	302,595	4,439,248

Net loss	$(2,552,076)	$(8,504,075)	$(8,774,956)	$(10,459,034)

Net loss per share:
Basic	$(0.14)	$(0.47)	$(0.47)	$(0.58)
Diluted	$(0.14)	$(0.47)	$(0.47)	$(0.58)

Weighted average shares outstanding:
Basic	18,574,369	18,203,711	18,548,548	18,094,194
Diluted	18,574,369	18,203,711	18,548,548	18,094,194

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Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$77,102,618	$81,948,482
Short-term investments	7,997,410	25,000,000
Total cash, cash equivalents, and short-term investments	85,100,028	106,948,482
Accounts receivable, net	5,349,835	4,436,219
Inventories	13,021,272	11,126,352
Other current assets	855,014	2,179,233
Total current assets	104,326,149	124,690,286

Marketable securities, at estimated fair value	17,866,494	4,024,313

Property and equipment, net	37,165,306	34,629,410

Other assets	219,554	126,087

Total assets	$159,577,503	$163,470,096

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$2,293,096	$2,696,217
Accrued liabilities	10,742,581	8,959,679
Deferred revenue	4,394,081	5,221,924
Total current liabilities	17,429,758	16,877,820

Accrued income taxes	2,854,077	2,965,077

Total liabilities	$20,283,835	$19,842,897

Stockholders’ equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	-	-
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued and outstanding – 18,925,549 and 18,521,045 shares, respectively	189,256	185,211
Additional paid-in capital	211,376,381	206,740,492
Accumulated other comprehensive loss	(490,806)	(292,297)
Accumulated deficit	(71,781,163)	(63,006,207)
Total stockholders’ equity	$139,293,668	$143,627,199

Total liabilities and stockholders’ equity	$159,577,503	$163,470,096

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